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                            TRANSFER AGENCY AGREEMENT

AGREEMENT dated as of February 1, 1999,  between IDS Special  Tax-Exempt  Series
Trust (the "Company"), a Massachusetts business trust, on behalf of its underlying series funds (individually a "Fund" and collectively the "Funds"), and American Express Client Service Corporation (the "Transfer Agent"), a Minnesota corporation.

In consideration of the mutual promises set forth below, the Company and the Transfer Agent agree as follows:

1. Appointment of the Transfer Agent. The Company hereby appoints the Transfer Agent, as transfer agent for its shares and as shareholder servicing agent for the Company, and the Transfer Agent accepts such appointment and agrees to perform the duties set forth below.

2. Compensation. The Company will compensate the Transfer Agent for the performance of its obligations as set forth in Schedule A. Schedule A does not include out-of-pocket disbursements of the Transfer Agent for which the Transfer Agent shall be entitled to bill the Company separately.

         The Transfer Agent will bill the Company monthly. The fee provided for hereunder shall be paid in cash by the Company to the Transfer Agent within five (5) business days after the last day of each month.

         Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in Schedule B. Reimbursement by the Company for expenses incurred by the Transfer Agent in any month shall be made as soon as practicable after the receipt of an itemized bill from the Transfer Agent.

         Any compensation jointly agreed to hereunder may be adjusted from time to time by attaching to this Agreement a revised Schedule A, dated and signed by an officer of each party.

3.       Documents.   The  Company   will   furnish   from  time  to  time  such
         certificates, documents or opinions as the Transfer Agent deems to be appropriate or necessary for the proper performance of its duties.

4. Representations of the Company and the Transfer Agent.

         (a)      The  Company   represents  to  the  Transfer  Agent  that  all
                  outstanding shares are validly issued, fully paid and non-assessable by the Company. When shares are hereafter issued in accordance with the terms of the Company's Declaration of Trust and its By-laws, such shares shall be validly issued, fully paid and non-assessable by the Company.


         (b)      The Transfer  Agent  represents  that it is  registered  under
                  Section 17A(c) of the Securities Exchange Act of 1934. The Transfer Agent agrees to maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this agreement and to comply with all applicable laws.


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5.       Duties of the Transfer Agent.  The Transfer Agent shall be responsible,
         separately  and  through  its  subsidiaries  or  affiliates,   for  the
         following functions:

         (a)      Sale of Fund Shares.

                  (1) On receipt of an application and payment, wired instructions and payment, or payment identified as being for the account of a shareholder, the Transfer Agent will deposit the payment, prepare and present the necessary report to the Custodian and record the purchase of shares in a timely fashion in accordance with the terms of the respective Fund's prospectus. All shares shall be held in book entry form and no certificate shall be issued unless the Fund is permitted to do so by its prospectus and the purchaser so requests.

                  (2) On receipt of notice that payment was dishonored, the Transfer Agent shall stop redemptions of all shares owned by the purchaser related to that payment, place a stop payment on any checks that have been issued to redeem shares of the purchaser and take such other action as it deems appropriate.

         (b) Redemption of Fund Shares. On receipt of instructions to redeem shares in accordance with the terms of the Fund's prospectus, the Transfer Agent will record the redemption of shares of the Fund, prepare and present the necessary report to the Custodian and pay the proceeds of the redemption to the shareholder, an authorized agent or legal representative upon the receipt of the monies from the Custodian.

         (c) Transfer or Other Change Pertaining to Fund Shares. On receipt of instructions or forms acceptable to the Transfer Agent to transfer the shares to the name of a new owner, change the name or address of the present owner or take other legal action, the Transfer Agent will take such action as is requested.

         (d) Exchange of Fund Shares. On receipt of instructions to exchange the shares of the Fund for the shares of another fund in the IDS MUTUAL FUND GROUP or other American Express Financial Corporation product in accordance with the terms of the prospectus, the Transfer Agent will process the exchange in the same manner as a redemption and sale of shares.

         (e) Right to Seek Assurance. The Transfer Agent may refuse to transfer, exchange or redeem shares of a Fund or take any action requested by a shareholder until it is satisfied that the requested transaction or action is legally authorized or until it is satisfied there is no basis for any claims adverse to the transaction or action. It may rely on the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code. The Company shall indemnify the Transfer Agent for any act done or omitted to be done in reliance on such laws or for refusing to transfer, exchange or redeem shares or taking any requested action if it acts on a good faith belief that the transaction or action is illegal or unauthorized.


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         (f)      Shareholder Records, Reports and Services.

                  (1) The Transfer Agent shall maintain all shareholder accounts, which shall contain all required tax, legally imposed and regulatory information; shall provide shareholders, and file with federal and state agencies, all required tax and other reports pertaining to shareholder accounts; shall prepare shareholder mailing lists; shall cause to be printed and mailed all required prospectuses, annual reports, semiannual reports, statements of additional information (upon request), proxies and other mailings to shareholders; and shall cause proxies to be tabulated.

                  (2)      The  Transfer   Agent  shall  respond  to  all  valid
                           inquiries related to its duties under this Agreement.

                  (3) The Transfer Agent shall create and maintain all records in accordance with all applicable laws, rules and regulations, including, but not limited to, the records required by Section 31(a) of the Investment Company Act of 1940.

         (g) Dividends and Distributions. The Transfer Agent shall prepare and present the necessary report to the Custodian and shall cause to be prepared and transmitted the payment of income dividends and capital gains distributions or cause to be recorded the investment of such dividends and distributions in additional shares of the Funds or as directed by instructions or forms acceptable to the Transfer Agent.

         (h) Confirmations and Statements. The Transfer Agent shall confirm each transaction either at the time of the transaction or through periodic reports as may be legally permitted.

         (i) Lost or Stolen Checks. The Transfer Agent will replace lost or stolen checks issued to shareholders upon receipt of proper notification and will maintain any stop payment orders against the lost or stolen checks as it is economically desirable to do.

         (j) Reports to Company. The Transfer Agent will provide reports pertaining to the services provided under this Agreement as the Company may request to ascertain the quality and level of services being provided or as required by law.

         (k) Other Duties. The Transfer Agent may perform other duties for additional compensation if agreed to in writing by the parties to this Agreement.

6. Ownership and Confidentiality of Records. The Transfer Agent agrees that all records prepared or maintained by it relating to the services to be performed by it under the terms of this Agreement are the property of the Company and may be inspected by the Company or any person retained by the Company at reasonable times. The Company and Transfer Agent agree to protect the confidentiality of those records.


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     7.   Action by Board and Opinion of Counsel. The Transfer Agent may rely on resolutions of the Board of Trustees (the "Board") or the Executive Committee of the Board and on opinion of counsel for the Company.

     8. Duty of Care. It is understood and agreed that, in furnishing the Company with the services as herein provided, neither the Transfer Agent, nor any officer, trustee or agent thereof shall be held liable for any loss arising out of or in connection with their actions under this Agreement so long as they act in good faith and with due diligence, and are not negligent or guilty of any willful misconduct. It is further understood and agreed that the Transfer Agent may rely upon information furnished to it reasonably believed to be accurate and reliable. In the event the Transfer Agent is unable to perform its obligations under the terms of this Agreement because of an act of God, strike or equipment or transmission failure reasonably beyond its control, the Transfer Agent shall not be liable for any damages resulting from such failure.

     9. Term and Termination. This Agreement shall become effective on the date first set forth above (the "Effective Date") and shall continue in effect from year to year thereafter as the parties may mutually agree; provided that either party may terminate this Agreement by giving the other party notice in writing specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice. In the event such notice is given by the Company, it shall be accompanied by a vote of the Board, certified by the Secretary, electing to terminate this Agreement and designating a successor transfer agent or transfer agents. Upon such termination and at the expense of the Company, the Transfer Agent will deliver to such successor a certified list of shareholders of the Funds (with name, address and taxpayer identification or Social Security number), a historical record of the account of each shareholder and the status thereof, and all other relevant books, records, correspondence, and other data established or maintained by the Transfer Agent under this Agreement in the form reasonably acceptable to the Company, and will cooperate in the transfer of such duties and responsibilities, including provisions for assistance from the Transfer Agent's personnel in the establishment of books, records and other data by such successor or successors.

     10. Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

     11. Subcontracting. The Company agrees that the Transfer Agent may subcontract for certain of the services described under this Agreement with the understanding that there shall be no diminution in the quality or level of the services and that the Transfer Agent remains fully responsible for the services. Except for out-of-pocket expenses identified in Schedule B, the Transfer Agent shall bear the cost of subcontracting such services, unless otherwise agreed by the parties.


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12.      Limitations of Liability of the Trustees and Unitholders of Trust

         A copy of the Declaration of Trust, dated April 7, 1986, together with all amendments, is on file in the office of the Secretary of State of the Commonwealth of Massachusetts. The execution and delivery of this Agreement have been authorized by the Trustees and the Agreement has been signed by an authorized officer of the Trust. It is expressly agreed that the obligations of the Trust under this Agreement shall not be binding upon any of the Trustees, unitholders, nominees, officers, agents or employees of the Trust, personally, but bind only the assets and property of the Trust, as provided in the Declaration of Trust.

13.      Miscellaneous.

         (a) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

         (b) This Agreement shall be governed by the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year written above.


IDS SPECIAL TAX-EXEMPT SERIES TRUST


By:   /s/Leslie L. Ogg
         Leslie L. Ogg
         Vice President


AMERICAN EXPRESS CLIENT SERVICE CORPORATION


By:   /s/Barry J. Murphy
         Barry J. Murphy
         President



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Schedule A


                       IDS SPECIAL TAX-EXEMPT SERIES TRUST

                                       FEE


The annual per account fee for services under this agreement, accrued daily and payable monthly, is as follows:

                                            Class A           Class B    Class Y
IDS Insured Tax-Exempt Fund                 $19.50            $20.50     $17.50
IDS Massachusetts Tax-Exempt Fund           $19.50            $20.50     $17.50
IDS Michigan Tax-Exempt Fund                $19.50            $20.50     $17.50
IDS Minnesota Tax-Exempt Fund               $19.50            $20.50     $17.50
IDS New York Tax-Exempt Fund                $19.50            $20.50     $17.50
IDS Ohio Tax-Exempt Fund                    $19.50            $20.50     $17.50

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Schedule B


                             OUT-OF-POCKET EXPENSES

The Company shall reimburse the Transfer Agent monthly for the following out-of-pocket expenses:

     o typesetting, printing, paper, envelopes, postage and return postage for proxy soliciting material, and proxy tabulation costs

     o printing, paper, envelopes and postage for dividend notices, dividend checks, records of account, purchase confirmations, exchange confirmations and exchange prospectuses, redemption confirmations, redemption checks, confirmations on changes of address and any other communication required to be sent to shareholders

     o typesetting, printing, paper, envelopes and postage for prospectuses, annual and semiannual reports, statements of additional information, supplements for prospectuses and statements of additional information and other required mailings to shareholders

     o    stop orders

     o    outgoing wire charges

     o other expenses incurred at the request or with the consent of the Company